U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
FORM 5


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934

Name and address of reporting person
Jay Suskind, c/o Ryan, Beck & Co., 80 Main Street, West Orange, NJ  07052

Issuer Name and Ticker or Trading Symbol
Ryan, Beck & Co., Inc.; RBCO

IRS or Social Security Number of Reporting Person (Voluntary)
###-##-####

Statement for
February 15, 1997

If Amendment, Date of Original (Month/Year)
N/A

Relationship of Reporting Person to Issuer
_____Director
__x__Officer  (Senior Vice President)
_____10% Owner
_____Other (specify)











TABLE I
NON-DERIVATIVE SECURITIES ACQUIRED,
DISPOSED OF, OR BENEFICIALLY OWNED

							Nature
					Amount of	Ownership	of
				Securities	Securities	Form:	Indirect
	Title	Transaction	Transaction	Acquired (A)	Beneficially	Direct (D)	Beneficial
	of Security	Date	Code	or Disposed of (D)	Owned at	or Indirect (I)	Ownership
	(Instr. 3)	(Month/Day)	(Instr. 8)	(Instr. 3,4,5)	End of Month	(Instr. 4)	(Instr. 4)
	Code	V	Amount	(A) or (D)	Price

	-	-	-	-	-	-	-	-	-	-




TABLE II
DERIVATIVE SECURITIES ACQUIRED,
DISPOSED OF, OR BENEFICIALLY OWNED
(e.g. puts, calls, warrants, options, convertible securities)

									Amount of	Ownership
					Number of				Derivative	Form of	Nature
		Conversion			Derivative		Title and 		Securities	Derivative	of
	Title of 	or Exercise			Securities	Date	Amount of	Price of	Beneficially	Security:	Indirect
	Derivative	Price of	Transaction	Transaction	Acquired (A)	Exercisable	Underlying	Derivative	Owned at	Direct (D)	Beneficial
	Security	Derivative	Date	Code	or Disposed of (D)	and Exp. Date	Securities	Security	End of Month	or Indirect (I)	Ownership
	(Instr. 3)	Security	(M/D/Y)	(Instr. 8)	(Instr. 3,4,5)	(M/D/Y)	(Instr. 3,4)	(Instr. 5)	(Instr. 4)	(Instr. 4)	(Instr. 4)
								Date	Exp.	Number
				Code	V	(A)	(D)	Exercisable	Date	Title	of Shares


	Option to
	Purchase	$7.20	12/14/95	A	-	15,750	-	<F1>	12/14/05	Common	15,750 <F2>	-	-	D	-

	Option to
	Purchase	$4.00	12/12/96	A	-	7,500	-	<F3>	12/12/06	Common	7,500	-	-	D	-

<F1>
Of such options, 3,938 are immediately exercisable and 3,938 are exercisable on December 14, 1997, 1998 and 1999.
<F2>
Adjusted for a 5% stock dividend declared on January 26, 1996.
<F3>
Of such options, 1,500 are immediately exercisable and 1,500 are exercisable on December 12, 1997, 1998, 1999 and 2000.

SIGNATURE
/s/Jay Suskind
February 14, 1997